Exhibit 10.2

Execution Version

[*] DESIGNATES PORTIONS OF THIS DOCUMENT THAT HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

FIRST ADDENDUM TO

SECOND AMENDED AND RESTATED MARKETING AGREEMENT

This Addendum, effective as of the 16th day of November, 2009 (“Effective Date”), is attached to, and is part of, a Second Amended and Restated Marketing Agreement between Company and Bank dated November 16, 2009 (“Agreement”). Except as otherwise set forth herein to the contrary, all other terms and conditions of the Agreement shall remain in full force and effect. In the event of a conflict between the terms of this Addendum and the Agreement, the terms of this Addendum shall prevail. Capitalized terms not defined in this Addendum shall have the meanings set forth for such terms in the Agreement.

RECITALS

WHEREAS, under the Agreement, Bank has agreed to make Bank’s line of credit product known as iPower Plus Line of Credit (“IPLOC” or “IPLOC Program”) available to qualifying Cardholders, subject to certain terms and conditions set forth in the Agreement;

WHEREAS, Bank and Company desire to set forth in this Addendum Company’s obligation with respect to the funding of excess losses, if any, attributable to loan advances requested by Cardholders under the IPLOC Program during the 2009/2010 Tax Season; and

WHEREAS, Bank and Company further desire to set forth in this Addendum Bank’s obligation to pay Company a commission from profits, if any, attributable to loan advances requested by Cardholders under the IPLOC Program during the 2009/2010 Tax Season.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I - DEFINITIONS

Except as otherwise specifically indicated, the following terms shall have the following meanings in this Addendum (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Actual Rate of Repayment” means the cumulative actual amount of IPLOC principal collections as each RPD Date, expressed as a percentage of the maximum total principal of IPLOC loans originated as of such date.

“Bank Commission Funding Requirement” has the meaning set forth in Section 2.3.

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“Commission Funding Account” has the meaning set forth in Section 2.3.

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“Goal Rate of Repayment” means the cumulative goal amount of IPLOC principal collections as of each RPD Date, expressed as a percentage of the total goal principal of IPLOC loans originated as of such date, as shown in Column B of Exhibit A attached hereto.

“Expected Cash Flow” means the amount, on any given date during the duration of the IPLOC Program, which represents the total projected amount of collections of principal and fees of IPLOC loan accounts originated throughout the duration of the IPLOC Program. Generally, the Expected Cash Flow is equal to the sum of all daily collections of these amounts during the duration of the IPLOC Program. Initially, the daily collection amounts for each day will be based upon the Parties’ daily projection as shown in Column E of Exhibit A. Subsequently, Exhibit A will be updated each day during the duration of the IPLOC Program to replace elapsed days’ projected collection amount with the actual collections recorded.

Execution Version

“JH Backstop Funding Requirement” has the meaning set forth in Section 2.2.

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“Progress Rate” has the meaning set forth in Section 2.1.

“Rate Variance” has the meaning set forth in Section 2.1.

“Reserve Funding Account” has the meaning set forth in Section 2.2.

“Repayment Progress Determination Dates” or “RPD Dates” has the meaning set forth in Section 2.1.

ARTICLE II - PERIODIC CALCULATIONS

Section 2.1 [*]

Section 2.2 Periodic Calculation of JH Backstop Funding Requirement.

[*] For avoidance of doubt, the estimated maximum JH Backstop Funding Requirement calculated as of the date of this Addendum is $3,988,200.

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Section 2.3 [*]

Section 2.4 Weekly Update.

By no later than 4:00 p.m. Central time on the Business Day following each RPD Date during the duration of the IPLOC Program, Bank shall provide to Company an updated Exhibit A, which update shall replace any prior projected numbers contained in such Exhibit with the actual numbers recorded to date.

ARTICLE III - SETTLEMENT REQUIREMENTS

Section 3.1 JH Backstop Settlement Requirement.

On July 15, 2010, or on such earlier date as may mutually be agreed upon by the Parties, the Parties agree that the amount of the JH Backstop Funding Requirement as of July 3, 2010, if any, shall be remitted by Company to Bank and any remaining amount in the Reserve Funding Account after such disbursement shall be remitted by Bank to Company.

Section 3.2 Bank Commission Settlement Requirement.

On July 15, 2010, or on such earlier date as may mutually be agreed upon by the Parties, the Parties agree that the amount of the Bank Commission Settlement Requirement as of July 3, 2010, if any, shall be remitted by Bank to Company and any remaining amount in the Commission Funding Account after such disbursement shall revert to Bank.

ARTICLE IV - TERM AND TERMINATION

Section 4.1 Term of Addendum. This Addendum shall become effective as of the Effective Date set forth above, and shall continue until July 15, 2010, or upon the fulfillment by both Parties of their settlement obligations pursuant to Sections 3.1 and 3.2, whichever is later (the “Term”).

Section 4.2 Early Termination for Cause. This Addendum may be terminated by either Party if the non-performing Party fails to materially perform that Party’s obligations hereunder, but only if the non-performing Party fails to cure such breach within 10 days after the non-performing Party receives written notice specifying the failure.

Section 4.3 Termination of Agreement or IPLOC Program. The obligations of each Party hereunder shall survive the termination of the Agreement or the IPLOC Program.

Execution Version

Section 4.4 Return of Proprietary Information. Upon termination of this Addendum, the Parties will return to any furnishing Party all proprietary and Confidential Information received in connection with this Addendum and certify in writing to such furnishing Party that such receiving Party has not retained any copies of such proprietary or Confidential Information.

Section 4.5 Survival of Payment Obligations.

Any payment obligations of non-performing Party arising pursuant to this Addendum shall survive and continue in accordance with the terms of this Addendum. Notwithstanding anything in this Article IV to the contrary, in the event this Addendum is terminated by either Party for cause pursuant to Section 4.2, the terminating Party may offset any amounts owing by the non-performing Party pursuant to this Addendum by any amounts owed by the terminating Party to the non-performing Party under this Addendum or the Agreement until all amounts owed by the non-performing Party hereunder have been paid in full.

IN WITNESS WHEREOF, this Agreement is executed by the Parties’ authorized officer or representative as of the date set forth above.

COMPANY		MetaBank, d/b/a Meta Payment Systems

By:	/s/ Daniel P. O’Brien	By:	/s/ Trent J. Sorbe
Name:	Daniel P. O’Brien	Name:	Trent J. Sorbe
Title:	CFO	Title:	Senior Vice President/Credit

Execution Version

Exhibit A

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